Exhibit 99.1

PRESS RELEASE

SUMR Brands Announces Implementation of Reverse Stock Split

One-for-Nine Stock Consolidation to Take Effect March 16, 2020

WOONSOCKET, R.I., March 12, 2020 – SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced that it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-9 reverse stock split of its common stock to become effective at 11:59 p.m. EDT on March 13, 2020, and the Company’s common stock is expected to begin trading on a post-split basis at the open of trading on March 16, 2020. The Company undertook the reverse stock split to regain compliance with the $1.00 per share minimum price bid requirement for continued listing on the Nasdaq Capital Market.

As previously announced, the Company’s stockholders approved the proposal authorizing the Board of Directors to implement the reverse stock split at a ratio within a range from 1-for-3 to 1-for-20 shares and to amend the Company’s Amended and Restated Certificate of Incorporation to effect the stock split, and the Board of Directors subsequently approved a final ratio of 1-for-9 shares.

The reverse stock split will reduce the number of the Company’s outstanding shares of common stock from approximately 18,978,684 to approximately 2,108,743 shares, and any fractional shares otherwise issuable as a result of the reverse stock split will be rounded up to the nearest whole share.

At market open on March 16, 2020, the Company’s common stock will continue to be traded on the Nasdaq Capital Market under the symbol “SUMR” but will begin trading under the new CUSIP number, 865646301.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, Inc., will send specific instructions to stockholders holding stock certificates regarding the exchange of certificates. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action as their shares will automatically be adjusted to reflect the reverse stock split. Continental Stock Transfer can be reached at (917) 262-2378.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions. Forward-looking statements can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words, and include, without limitation, statements regarding the expected post-split trading date of the Company’s common stock and whether the reverse stock split will result in the Company regaining compliance with Nasdaq’s continued listing requirements. Forward-looking statements involve risks and uncertainties and our actual results may differ materially from those stated or implied in such forward-looking statements. Factors that could contribute to such differences include, but are not limited to: the potential failure by the Company to increase its total market capitalization following the reverse stock split, to maintain an increased per share stock price over the long term, or to generate investor interest; the potential adverse effect of the reduced number of shares outstanding following the reverse stock split on the liquidity of the Company’s common stock; and other risk factors disclosed in our Annual Report on Form 10-K filed on February 20, 2019 and our other filings with the SEC, including our Form 10-Qs and current reports on Form 8-K. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Chris Witty

Investor Relations

646-438-9385

cwitty@darrowir.com